Exhibit 10 (xi)
U.S. Employees

Archer-Daniels-Midland Company
2009 Incentive Compensation Plan

Restricted Stock Award Agreement

This Restricted Stock Award Agreement (the “Agreement”), is made and entered into as of [grant date] (the “Date of Grant”), by and between Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), and «First_Name» «Last_Name», an employee of <<the Company>><<___________, a subsidiary of the Company>> (the “Grantee”). This Agreement is pursuant to the terms of the Company’s 2009 Incentive Compensation Plan (the “Plan”).  The applicable terms of the Plan are incorporated herein by reference, including the definitions of capitalized terms contained in the Plan.

Section 1.                       Restricted Stock Award. The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, an Award with respect to «ResAmount» shares of the Company’s common stock under the Plan (the “Restricted Shares”).  The Grantee’s rights with respect to the Restricted Shares shall remain forfeitable by the Grantee until satisfaction of the vesting conditions set forth in Section 3 hereof.

Section 2.                       Rights of Grantee.  Except as otherwise provided in this Agreement, the Grantee shall be entitled, at all times on and after the Date of Grant, to exercise all rights of a shareholder with respect to the Restricted Shares (whether or not the restrictions thereon shall have lapsed), including the right to vote the Restricted Shares and the right to receive cash dividends thereon (subject to applicable tax withholding).  Notwithstanding the foregoing, prior to the Vesting Date (as defined below), the Grantee shall not be entitled to transfer, sell, pledge, alienate, hypothecate or assign the Restricted Shares.  All rights with respect to the Restricted Shares shall be available only to the Grantee during his lifetime, and thereafter to the Grantee’s estate.

Section 3.                       Vesting and Lapse of Restrictions.  Subject to the provisions of Sections 6 and 7, any restrictions on the Restricted Shares shall lapse and the Restricted Shares granted hereunder shall vest in full on the earliest to occur of the following (the “Vesting Date”):

(i)	[scheduled vesting date];

(ii)	a Change in Control of the Company; or

(iii)	the death of Grantee.

Section 4.                       Issuance of Restricted Shares.  As soon as practicable after the Date of Grant, the Company shall cause the Restricted Shares to be evidenced by a book-entry in the Grantee’s name with the Company’s transfer agent or by one or more stock certificates issued in the Grantee’s name.  Until the Restricted Shares vest as provided in Section 3 of this Agreement, any such stock certificates shall be held by the Company or its designee and bear a restrictive legend in substantially the following form:

“This Certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture, restrictions against transfer and rights of repurchase, if applicable) contained in the Restricted Stock Award Agreement (the “Agreement”) between the registered owner of the shares represented hereby and the Company. Release from such terms and conditions shall be made only in accordance with the provisions of the Agreement, a copy of which is on file in the office of the Company’s Secretary.”

While the certificates representing the Restricted Shares are held by the Company or its designee, the Grantee will provide to the Company or its designee assignments separate from such certificates, in blank, signed by the Grantee to be held by the Company or its designee until the Restricted Shares vest.  Any Restricted Shares evidenced by a book-entry shall be subject to the same transfer restrictions and accompanied by a similar restrictive legend.

Section 5.                       Release of Unrestricted Shares.  Subject to the provisions of Section 7, upon the vesting of Restricted Shares and the corresponding lapse of the restrictions, and after the Company has determined that all conditions to the release of unrestricted Shares, including those contained in Sections 8 and 9, have been satisfied, it shall release to the Grantee unrestricted Shares equal in number to the Restricted Shares that have vested, by delivery of a stock certificate or certificates without restrictive legend or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent.

Section 6.                       Effect of Termination of Service. If the Grantee ceases to be an Employee prior to the Vesting Date other than as a result of the Grantee’s death, Retirement or Disability, the Grantee shall forfeit the Restricted Shares, which shall be returned to the treasury of the Company.  If the Grantee ceases to be an Employee as a result of death, then any applicable restrictions upon Restricted Shares shall lapse, the Restricted Shares shall fully vest, and the Company shall release to the Grantee’s estate unrestricted Shares as provided in Section 5, subject to the delivery of any documents which the Company in its discretion may require as a condition to the delivery of unrestricted Shares to the Grantee’s estate.  If the Grantee ceases to be an Employee as a result of Retirement or Disability, the Restricted Shares shall not be forfeited but shall, subject to the forfeiture provisions of Section 7, continue to vest in accordance with the terms of this Agreement.

Section 7.                       Forfeiture of Award and Compensation Recovery.

(a)           Forfeiture Conditions.  Notwithstanding anything to the contrary in this Agreement, if Grantee ceases to be an Employee because the Grantee’s employment is terminated for “cause” (as defined in paragraph (b) below), or if, during the term of the Grantee’s employment with the Company and its Affiliates, or during the period following Retirement or Disability and prior to the Vesting Date, Grantee breaches any non-compete or confidentiality restrictions applicable to the Grantee (including the non-compete restriction in paragraph (c) below), or the Grantee participates in an activity that is deemed by the Company to be detrimental to the Company (including, without limitation, criminal activity), then (i) the Grantee shall immediately forfeit this Award and any Restricted Shares that have not yet vested or been delivered to the Grantee in accordance with Section 5, and (ii) with respect to any unrestricted Shares that have been delivered to the Grantee after the Vesting Date in accordance with Section 5, the Grantee shall either (A)  return such Shares to the Company, or (B) pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the Vesting Date.

(b)           Definition of “Cause”.  For purposes of this Section 7, “cause” shall have the meaning specified in such Grantee’s employment agreement with the Company or an Affiliate, or, in the case the Grantee is not employed pursuant to an employment agreement or is party to an employment agreement that does not define the term, “cause” shall mean any of the following acts by the Grantee: (i) embezzlement or misappropriation of corporate funds, (ii) any acts resulting in a conviction for, or plea of guilty or nolo contendere to, a charge of commission of a felony, (iii) misconduct resulting in injury to the Company or any Affiliate, (iv) activities harmful to the reputation of the Company or any Affiliate, (v) a violation of Company or Affiliate operating guidelines or policies, (vi) willful refusal to perform, or substantial disregard of, the duties properly assigned to the Grantee, or (vi) a violation of any contractual, statutory or common law duty of loyalty to the Company or any Affiliate.

(c)           Competition After Retirement or Disability.  The Restricted Shares that would otherwise continue to vest after the Grantee ceases to be an Employee due to Retirement or Disability as provided in Section 6 shall continue to vest only if, prior to the Vesting Date, the Grantee does not engage in any activities that compete with the business operations of the Company and its Affiliates,  including, but not limited to, working in any capacity for another company engaged in the processing of agricultural commodities, the manufacturing of biodiesel, ethanol, or food and feed ingredients, or the operation of grain elevators and crop origination and transportation networks.  Prior to the release of unrestricted Shares as provided in Section 5, the Grantee may be required to certify to the Company and provide such other evidence to the Company as the Company may reasonably require that he or she has not engaged in any activities that compete with the business operations of the Company and its Affiliates since the Grantee ceased to be an Employee due to Retirement or Disability.

(d)           Compensation Recovery Policy.  To the extent that this Award and any compensation associated therewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed.  This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Section 8.                       Withholding of Taxes.  The Grantee shall be responsible for the payment of any withholding taxes upon the occurrence of any event in connection with the Award (for example, issuance or vesting of the Restricted Shares) that the Company determines may result in any domestic or foreign tax withholding obligation, including any social security obligation.  The release of any unrestricted Shares in accordance with Section 5 shall be conditioned upon the prior payment by the Grantee, or the establishment of arrangements satisfactory to the Company for the payment by the Grantee, of all such withholding tax obligations.  If applicable, the Grantee may make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in income as of the Date of Grant the fair market value of the Restricted Shares as of the Date of Grant by filing a written statement of such election with the Internal Revenue Service within 30 days after the Date of Grant and providing a copy of such statement to the Company.  The Grantee hereby authorizes the Company (or the Affiliate employing the Grantee) to withhold from salary or other amounts owed to the Grantee any sums required to satisfy withholding tax obligations in connection with the Award.  If the Grantee wishes to satisfy such withholding tax obligations by delivering Shares the Grantee already owns or by having the Company retain a portion of the unrestricted Shares that would otherwise be released to the Grantee, the Grantee must make such a request which shall be subject to approval by the Company.  If payment of withholding tax obligations, or satisfactory payment arrangements, are not made on a timely basis, the Company may instruct an authorized broker to sell such number of Shares subject to the Award as are equal in value to the tax withholding obligations prior to the release of unrestricted Shares to the Grantee.

Section 9.                       Securities Law Compliance. No unrestricted Shares shall be released upon the vesting of any Restricted Shares unless and until the Company and/or the Grantee shall have complied with all applicable federal, state or foreign registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Grantee may acquire such Shares pursuant to an exemption from registration under the applicable securities laws.  Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company reserves the right to legend any Share certificate or book-entry, conditioning sales of such Shares upon compliance with applicable securities laws and regulations.

Section 10.                       No Rights as Employee or Consultant.  Nothing in this Agreement or the Award shall confer upon the Grantee any right to continue as an Employee or consultant of the Company or any Affiliate, or to interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s service at any time.

Section 11.                       Adjustments. If at any time while the Award is outstanding, the number of outstanding Shares is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in Section 4.3 of the Plan, the number and kind of Restricted Shares shall be adjusted in accordance with the provisions of the Plan.

Section 12.                       Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company at the Company’s office at 4666 Faries Parkway, Decatur, Illinois 62526, or at such other address as the Company may designate by notice to the Grantee. Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

Section 13.                       Construction. The construction of this Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive.  This Agreement is subject to the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

Section 14.                       Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof.

Section 15.                      Binding Effect.  This Agreement will be binding in all respects on the Grantee’s heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

GRANTEE _____________________________________ [Name]	ARCHER-DANIELS-MIDLAND COMPANY By:__________________________________ P.A. Woertz President and Chief Executive Officer

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